Filed pursuant to Rule No. 424(b)(3)
                                                      File Number 333-62154


PROSPECTUS SUPPLEMENT NO. 8


                           THE BISYS GROUP, INC.
                                $300,000,000
                 4% Convertible Subordinated Notes due 2006
      and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated June 15, 2001 of The BISYS Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $300,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the following entity who is named below as a selling securityholder:


                                         Aggregate                         Number of
                                      Principal Amount                     Shares of     Percentage of
                                      at Maturity of     Percentage of   Common Stock      Shares of
                                      Notes That May        Notes        That May Be     Common Stock
Name                                     Be Sold         Outstanding       Sold (1)     Outstanding((2)
--------------------------------------------------------------------------------------------------------
American Samoa Government............     $50,000            *             1,497             *

         Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

                                         Aggregate                        Number of
                                      Principal Amount                     Shares of     Percentage of
                                      at Maturity of     Percentage of   Common Stock      Shares of
                                      Notes That May        Notes        That May Be     Common Stock
Name                                     Be Sold         Outstanding       Sold (1)     Outstanding((2)
--------------------------------------------------------------------------------------------------------
Credit Suisse First Boston Corp......   $1,429,000            *             42,793            *
First Union Securities Inc...........     $550,000            *             16,470            *
Salomon Smith Barney Inc.............      $70,000            *              2,096            *
The Estate of James Campbell........      $421,000            *             12,607            *

-------------

*    Less than one percent (1%).

(1) Assumes conversion of all of the holder's notes at a conversion rate of 29.9458 shares of common stock per $1,000 principal amount at maturity of the notes. We adjusted the conversion rate in February
     2002 to reflect a 2-for-1 stock split in our outstanding shares of common stock effected in the form of a stock dividend. This conversion rate is subject to further adjustment, however, as described under "Description of the Notes-Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
     59,431,184 shares of common stock outstanding as of January 31, 2002.
     In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is April 5, 2002.